                                                               Exhibit 99.1



[DOVER CORPORATION LOGO]

FOR IMMEDIATE RELEASE

CONTACT:                                 READ IT ON THE WEB
Robert G. Kuhbach                        http://www.dovercorporation.com
Vice President Finance &                 -------------------------------
Chief Financial Officer
(212) 922-1640                              October 16, 2003

                  DOVER REPORTS THIRD QUARTER 2003 RESULTS

New York, New York (October 16, 2003). Dover Corporation (NYSE: DOV) earned $75.3 million or $.37 diluted earnings per share (DEPS) from continuing operations in the third quarter ended September 30, 2003, compared to $58.5 million or $.29 DEPS from continuing operations in the comparable period last year, an increase of 28%. Net earnings for the third quarter of 2003 were $84.4 million or $.41 DEPS, which included $9.1 million of earnings from discontinued operations or $.04 DEPS compared to net earnings of $56.4 million or $.28 DEPS for the third quarter of 2002 which included $2.0 million or $.01 DEPS in losses from discontinued operations. Sales in the third quarter of 2003 were $1,153.7 million, an increase of 9% as compared to $1,062.5 million for the third quarter last year.

Dover Corporation earned $207.1 million or $1.02 DEPS from continuing operations for the nine months ended September 30, 2003, compared to $172.2 million or $.85 DEPS from continuing operations in the comparable period last year, an increase of 20%. Net earnings before cumulative effect of accounting changes for the nine months of 2003 were $216.6 million or $1.07 DEPS, including $9.5 million of earnings or $.05 DEPS from discontinued operations compared to $156.8 million or $.77 DEPS, for the same period of 2002 which included $15.5 million or $.08 DEPS in losses from discontinued operations. Sales in the first nine months of 2003 were $3,305.8 million, an increase of 5% as compared to $3,138.9 million for the comparable period last year.

Discontinued operations earnings for the quarter and year-to-date of $9.1 million and $9.5 million, respectively, were primarily from the favorable resolution of certain outstanding tax matters and tax benefits related to losses on sales of businesses. These items were partially offset by charges related to contingent liabilities from the entities sold.

For the nine months ended September 30, 2002, the impact of the adoption of the Statement of Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets", resulted in a net loss of $136.3 million or $.67 DEPS. The adoption resulted in a goodwill impairment charge of $345.1 million ($293.0 million net of tax or $1.44 DEPS). The adoption discontinued the amortization of goodwill effective January 1, 2002.

Commenting on the results and the current outlook, Thomas L. Reece, Chairman and CEO, said, "Dover's third quarter results continue to reflect the positive progress seen in the first and second quarters despite challenging economic conditions which still impact most of our companies. Technologies had its most profitable quarter since the first quarter of 2001. This is

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                                        2

a direct result of continuing operating improvements by our CBAT and SEC companies. Segment operating margins increased to 9% from 7% last quarter and we are encouraged by Technologies' improved profitability and operating leverage. The positive bookings trend seems to indicate that the electronic markets we serve are stabilizing and in some cases showing modest growth. Resources was once again our most profitable segment for the quarter and we expect their newest acquisition, Warn Industries which closed on October 1, to make a significant contribution in terms of future sales and profitability. Our Diversified segment had lower earnings on essentially flat sales, despite a strong performance at Hill Phoenix. Industries continues to face challenges in many markets, although results were modestly better than either the first or second quarter, and reflected meaningful strategic realignment expenses.

Overall, we are pleased with our third quarter performance. While results over the past three quarters show encouraging signs for most of our markets, the outlook for the global manufacturing economy still remains unclear. Our businesses continue to make the right investments and right size their operations to ensure that Dover is well positioned for a manufacturing upturn."


SEGMENT RESULTS
---------------

DIVERSIFIED

                                           Three Months Ended September 30,           Nine Months Ended September 30,
 (in thousands, unaudited)             2003             2002        % Change        2003            2002       % Change
----------------------------------------------------------------------------   -----------------------------------------
 Net sales                          $ 306,559         $ 299,402        2.4%      $ 914,856       $ 896,865        2.0%
 Earnings                              29,911            36,348      -17.7%         99,379         105,791       -6.1%
 Operating margins                        9.8%             12.1%                      10.9%           11.8%

Diversified's third quarter results reflect a strong performance from Hill Phoenix which was offset by flat to down results at other businesses. Hill Phoenix achieved record earnings and significantly improved margins for a second consecutive quarter, as increased volume and production efficiency improvements drove the performance. Sargent reported slightly improved earnings, with increases from their defense business and a strategic add-on acquisition, offset by continued weakness in the commercial aerospace market. PMI earnings were flat, as they continue to deal with production issues and softness in some of their market segments. SWEP and Tranter PHE both reported slightly improved sales and earnings over last year, mainly due to large projects and improving markets. Although earnings and margins were down compared to the prior year period, Belvac's strong backlog and consistent bookings keep them on track for a solid sales and earnings year. Crenlo reported lower earnings, as sales volume was the lowest of the year, although bookings for the quarter were up 25% over last year. Waukesha reported lower earnings due to manufacturing facility closure costs and continued market softness. Mark Andy, SWF and Van Dam continue to struggle with adverse conditions in the printing/packaging markets served. Graphics Microsystems earnings were flat compared to last year on slightly improved sales. However, bookings and backlog indicate a positive trend as they have focused on market share growth with a number of large customers.

Bookings in the quarter were $308.4 million, an increase of 8% from the prior year, and the quarter book-to-bill ratio was 1.01. Backlog at the end of the quarter was $377.3 million, 5% higher than at the beginning of the year.

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                                        3

INDUSTRIES

                                         Three Months Ended September 30,           Nine Months Ended September 30,
 (in thousands, unaudited)             2003            2002       % Change         2003           2002      % Change
--------------------------------------------------------------------------       ------------------------------------
 Net sales                          $ 271,128       $ 270,962        0.1%        $ 782,710     $ 801,140       -2.3%
 Earnings                              31,508          31,705       -0.6%           87,763       108,053      -18.8%
 Operating margins                       11.6%           11.7%                        11.2%         13.5%

Industries' third quarter results approximated prior year, but compared positively to last quarter as sales and earnings grew 3% and 8%, respectively. Strong earnings and margin gains at Tipper Tie and positive comparisons at Heil Environmental, PDQ, Chief Automotive and Dovatech compared to the same period last year were the key contributors. Sales improved at Rotary driven by strong overseas performance, although start-up costs negatively impacted earnings. Tipper Tie benefited from strong overseas results as Alpina (a Swiss acquisition purchased in 2000) grew at double-digit rates. Triton's sales were flat compared to the prior year but up over 10% compared to last quarter led by a strong new product focus. Products introduced since January of 2002 now account for over 70% of Triton's unit sales. PDQ's earnings improvement was primarily the result of new product introductions. Heil Environmental sales exceeded 2002 levels for the first time this year driven by share gains domestically along with a strong European performance. Dovatech's results surpassed last year for the third consecutive quarter driven by strength in its Chiller businesses. Heil Trailer, Marathon and DI Foodservice continued to be impacted by weak markets, although all are strategically realigning their businesses, which should improve future performance. Although Kurz-Kasch's results declined this quarter due to the impact of new product introductions, sales and earnings continue to show double-digit increases for the year.

Segment bookings in the quarter were $277.9 million, an increase of 5% from last year, and the book-to-bill ratio was 1.02 for the current quarter. Backlog increased 24% from the beginning of the current year to $151.3 million.

RESOURCES

                                       Three Months Ended September 30,           Nine Months Ended September 30,
 (in thousands, unaudited)           2003            2002       % Change       2003             2002       % Change
------------------------------------------------------------------------     --------------------------------------
 Net sales                        $ 248,791       $ 224,718       10.7%      $ 718,796       $ 674,770        6.5%
 Earnings                            36,954          32,919       12.3%        102,772          95,757        7.3%
 Operating margins                     14.9%           14.6%                      14.3%           14.2%

The improved results at Resources were driven by a combination of factors, including higher energy prices, new product introductions, global sales and sourcing initiatives, and right sizing of businesses that continue to face sluggish markets. Compared to last year, strong earnings growth was achieved at the Energy Products Group, OPW Fueling Components, OPW Fluid Transfer Group and Wilden. These businesses are all strongly positioned on a global basis and also are benefiting from key new product introductions. Blackmer continues to be negatively impacted by the slow down in the "chemical and process" markets in North America but has taken necessary steps to right size its North American operations in response to this softness. Both De-Sta-Co Industries and De-Sta-Co Manufacturing have seen continued softness in spending by North American automotive and industrial customers. Texas Hydraulics and, to some extent, Tulsa Winch continue to be affected by the slow down in construction equipment, mobile cranes, and aerial lift markets. In response, Texas Hydraulics continues to add new customers and new products, while Tulsa Winch has capitalized on its strength in military, oil field, and marine winch applications. C. Lee Cook's results are flat with prior year but it is beginning to experience some increase in its compressor OEM business. Hydro Systems' sales and earnings are comparable to prior year in total but the business has seen a shift to and

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
                                        4

growth in its European operations. RPA Process Technologies achieved earnings growth over prior year primarily as a result of the completion of several large projects but the business continues to face sluggish capital spending in the paper, process, and minerals markets.

Bookings in the quarter of $251.6 million were up 17% from the prior year and the book-to-bill ratio for the quarter was 1.01. Ending backlog was $90.6 million, a 17% increase from the end of last year. Resources' results for all periods have been adjusted to include Texas Hydraulics, which was transferred from Industries at the beginning of the year.

TECHNOLOGIES

                                       Three Months Ended September 30,           Nine Months Ended September 30,
 (in thousands, unaudited)           2003            2002       % Change        2003            2002       % Change
------------------------------------------------------------------------     --------------------------------------
 Net sales                        $ 329,313       $ 269,357       22.3%      $ 895,562       $ 770,884       16.2%
 Earnings                            29,794           1,252           -         61,022          (2,651)         -
 Operating margins                      9.0%            0.5%                       6.8%           -0.3%

The turnaround evidenced in the first half of 2003 continued into the third quarter. Bookings, sales and earnings were up 6%, 8% and 44%, respectively, on a sequential quarterly basis, and bookings and sales were up 29% and 22%, respectively, over the third quarter of 2002, while earnings increased $28.5 million. All of the Technologies companies have reported profits on a year-to-date basis, with the exception of one Specialized Electronic Components
(SEC) company.

The Circuit Board Assembly and Test (CBAT) businesses recorded earnings of $19.5 million as compared to a loss of $3.3 million for the third quarter of 2002. Third quarter sales were $204.4 million, an increase of $41.8 million or 26% from last year's comparable quarter. Bookings at $206.1 million were up 35% over the prior year. Bookings increased 14% from last quarter, following a 13% increase in the second quarter of 2003. The book-to-bill ratio for the quarter was 1.01 and backlog was $90.6 million. The year-to-date CBAT growth, experienced at all companies, was attributable in large part to increased demand in the backend semiconductor products at Alphasem and ECT, and continued growth from investments in Asia, particularly in China. In addition, the CBAT companies reported sales in the current quarter to large North American based EMS companies for the first time in a while.

The Specialized Electronic Components (SEC) businesses had sales in the quarter of $52.0 million, as compared to $45.8 million in last year's third quarter, an increase of 14% and were flat compared to last quarter. SEC reported earnings of $0.8 million as compared to a loss of $3.4 million in 2002. Bookings in the third quarter of $55.0 million were 15% greater than the same period last year. Sequentially earnings for SEC decreased $1.1 million on flat sales while bookings increased 6.0%. Vectron, the largest company in SEC, recorded quarterly sales, earnings and margin increases compared to both the prior quarter and last year. Through more efficient operations and improved customer focus (quality, flexibility and product development), Vectron reported its best margins since early 2001. Offsetting that performance, K&L Microwave had a difficult quarter as it winds up its restructuring in order to focus on military and selected commercial wireless markets. The SEC book-to-bill ratio was 1.06 and backlog was $49.2 million. The SEC companies continue to expand into the military, space, medical and industrial markets, and have noted some signs of improved activity at certain of the large telecom equipment companies.

In the quarter, Imaje had sales of $72.9 million, an increase of 20% over the same period in 2002. Earnings increased from $14.5 million to $15.8 million or 9%. Earnings for the third quarter equaled the level of earnings for the second quarter on slightly reduced sales. This

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                                        5

reflects improved execution of Imaje's logistics and distribution networks coupled with continued focus on new product development. Sales for 2003 as compared to 2002 were positively impacted by a 15% strengthening of the Euro against the dollar. However, margins continue to be pressured as the majority of Imaje's product costs are incurred in Euros. Consequently, Imaje is in process of expanding its product delivery platform in both China and North America.

OTHER INFORMATION:

Subsequent to the third quarter, on October 1, 2003, Dover Resources acquired Warn Industries Inc. for approximately $325 million in cash. Warn, located in Portland, Oregon, is the industry leader in the design, manufacture and marketing of high-performance winches. With this acquisition, Resources becomes the clear leader in mobile winches, expanding its product offering into the All Terrain Vehicle and light industrial material handling markets. Additionally, it establishes a solid position in the rapidly growing Four Wheel and All Wheel Drive vehicle segment with a series of technologically superior drive train components, which have been adopted by major U.S. and non-U.S. automotive manufacturers. The acquisition is expected to be accretive to earnings during 2004. Warn, with annual sales in excess of $150 million, will be a stand alone operating company within the Resources segment. The acquisition was financed with existing cash on hand and commercial paper borrowings.

The effective tax rate for continuing operations for the third quarter of 2003 was 24.6% compared to last year's third quarter rate of 27.7%. For the first nine months of 2003, the effective tax rate for continuing operations was 24.5%, compared to 27.7% for the same period last year. The low effective tax rate is largely due to the continuing benefit from tax credit programs such as those for R&D and foreign taxes combined with the benefit from U.S. export programs, a lower foreign effective tax rate and the recognition of certain capital loss benefits. Subsequent to the third quarter, the company received tax refunds of approximately $144.0 million related to the filing of the 2002 federal tax return and anticipates receiving additional refunds during the fourth quarter of $7.4 million. The proceeds from the tax refund will be used to pay down commercial paper borrowings and for other general corporate purposes.

Net debt levels decreased $84.6 million during the first nine months of 2003 and the net debt to total capitalization ratio decreased by 3.5 percentage points during the period. The following table provides a reconciliation of net debt to total capitalization with the GAAP information found in the attached financial statements.

                                                         Unaudited
                                                        September 30,  December 31,
Net Debt to Total Capitalization Ratio (in thousands)       2003           2002
-----------------------------------------------------------------------------------
Short-term debt and commercial paper                    $    73,683    $    23,761
Long-term debt                                            1,006,033      1,030,299
Less: Cash, equivalents and marketable securities           405,250        294,959
                                                        --------------------------
Net debt                                                    674,466        759,101
Add: Stockholders' equity                                 2,599,955      2,394,623
                                                        ==========================
Total capitalization                                    $ 3,274,421    $ 3,153,724
Net debt to total capitalization                               20.6%         (24.1%)
-----------------------------------------------------------------------------------

Free cash flow for the nine months ended September 30, 2003 increased significantly as cash generated from operations improved $41.9 million compared to last year. The 2003 improvement in free cash flow reflects improved net earnings and lower tax payments, offset slightly by an increase in working capital. A discretionary contribution of $27.0 million was also made to the defined benefit pension plan in the third quarter of 2003. Year-to-date discretionary contributions are approximately $45.8 million. Dover did not repurchase shares of its common stock on the open market during the quarter.

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
                                        6


The following table is a reconciliation of free cash flow with cash flows from operating activities.

                                               Nine Months Ended September 30,
Free Cash Flow (in thousands, unaudited)             2003            2002
------------------------------------------------------------------------------
Cash flow provided by operating activities      $ 230,368       $ 183,975
Less:  Capital expenditures                       (70,576)        (69,073)
       Dividends to stockholders                  (85,079)        (82,112)
                                                ---------       ---------
Free cash flow                                  $  74,713       $  32,790
------------------------------------------------------------------------------


Corporate expenses have increased $9.5 million compared to the prior year-to-date amounts due to higher insurance and compensation costs, and consulting fees incurred for Sarbanes- Oxley compliance, various tax planning projects and other corporate initiatives.

During the third quarter, Dover acquired the assets of Temex, S.A.W., a strategic add-on acquisition of Vectron in the Technologies segment. Also during the quarter, Dover divested DT Magnetics from the Technologies market segment, which was previously designated as a discontinued operation. Neither transaction will have a material impact on Dover's 2003 financial results.

In an effort to provide investors with additional information regarding the company's results as determined by generally accepted accounting principles
(GAAP), the company also discloses non-GAAP information which management believes provides useful information to investors. Free cash flow, net debt and capitalization are not financial measures under GAAP, should not be considered as a substitute for cash flows from operating activities, debt and equity, as determined in accordance with GAAP and may not be comparable to similarly titled measures reported by other companies. Management believes the net debt to capitalization ratio and free cash flow are important measures of liquidity and operating performance because it provides both management and investors a measurement of cash generated from operations that is available to fund acquisitions and repay debt.

The Dover website will host a Webcast of the third quarter conference call at 9:00 AM Eastern Time on Friday, October 17, 2003. The conference call will also be made available for replay on the website. Additional information on Dover's third quarter results and its operating companies can be found on the company website, (http://www.dovercorporation.com).
          ------------------------------

Dover Corporation makes information available to the public, orally and in writing, which may use words like "expects" and "believes", which are "forward-looking statements" under the Private Securities Litigation Reform Act of 1995. This press release contains forward-looking statements regarding future events and the performance of Dover Corporation that involve risks and uncertainties that could cause actual results to differ materially including, but not limited to, failure to achieve expected synergies, failure to successfully integrate acquisitions, the impact of continued events in the Middle East on the worldwide economy, economic conditions, customer demand, increased competition in the relevant market, and others. Dover Corporation refers you to the documents that it files from time to time with the Securities and Exchange Commission, such as its reports on Form 10-K, Form 10-Q and Form 8-K, which contain additional important factors that could cause its actual results to differ from its current expectations and from the forward-looking statements contained in this press release.

####TABLES TO FOLLOW

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                                       7

                                DOVER CORPORATION
                  CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS
              (UNAUDITED) (IN THOUSANDS, EXCEPT PER SHARE FIGURES)

                                                                 Three Months Ended September 30,   Nine Months Ended September 30,
                                                                      2003             2002              2003             2002
                                                                  -----------      -----------       -----------      -----------
Net sales                                                         $ 1,153,742      $ 1,062,451       $ 3,305,753      $ 3,138,861
Cost of sales                                                         765,174          711,894         2,174,423        2,109,332
                                                                  -----------      -----------       -----------      -----------
        Gross profit                                                  388,568          350,557         1,131,330        1,029,529
Selling and administrative expenses                                   270,644          251,230           804,258          742,323
                                                                  -----------      -----------       -----------      -----------
        Operating profit                                              117,924           99,327           327,072          287,206
                                                                  -----------      -----------       -----------      -----------
Interest expense, net                                                  15,439           14,626            47,590           49,134
All other (income) expense, net                                         2,605            3,781             5,227             (117)
                                                                  -----------      -----------       -----------      -----------
        Total                                                          18,044           18,407            52,817           49,017
                                                                  -----------      -----------       -----------      -----------
Earnings from continuing operations, before
  taxes on income                                                      99,880           80,920           274,255          238,189
   Federal and other taxes on income                                   24,590           22,429            67,125           65,970
                                                                  -----------      -----------       -----------      -----------
Net earnings from continuing operations                                75,290           58,491           207,130          172,219
                                                                  -----------      -----------       -----------      -----------
Net earnings (losses) from discontinued operations                      9,065           (2,049)            9,478          (15,460)
                                                                  -----------      -----------       -----------      -----------
Net earnings before cumulative effect of
  change in accounting principle                                       84,355           56,442           216,608          156,759
                                                                  -----------      -----------       -----------      -----------
Cumulative effect of change in accounting principle, net of tax          --               --                --           (293,049)
                                                                  -----------      -----------       -----------      -----------
Net earnings (losses)                                             $    84,355      $    56,442       $   216,608      $  (136,290)
                                                                  ===========      ===========       ===========      ===========

Net earnings (losses) per common share:

Basic
- Continuing operations                                           $      0.37      $      0.29       $      1.02      $      0.85
- Discontinued operations                                                0.05            (0.01)             0.05            (0.08)
                                                                  -----------      -----------       -----------      -----------
- Total net earnings before cumulative effect of change
  in accounting principle                                                0.42             0.28              1.07             0.77
- Cumulative effect of change in accounting principle                    --               --                --              (1.44)
                                                                  -----------      -----------       -----------      -----------
- Net earnings (losses)                                           $      0.42      $      0.28       $      1.07      $     (0.67)
                                                                  ===========      ===========       ===========      ===========

Diluted
- Continuing operations                                           $      0.37      $      0.29       $      1.02      $      0.85
- Discontinued operations                                                0.04            (0.01)             0.05            (0.08)
                                                                  -----------      -----------       -----------      -----------
- Total net earnings before cumulative effect of change
  in accounting principle                                                0.41             0.28              1.07             0.77
- Cumulative effect of change in accounting principle                    --               --                --              (1.44)
                                                                  -----------      -----------       -----------      -----------
- Net earnings (losses)                                           $      0.41      $      0.28       $      1.07      $     (0.67)
                                                                  ===========      ===========       ===========      ===========

Weighted average number of common shares outstanding during the period:

   Basic                                                              202,568          202,633           202,509          202,647
   Diluted                                                            204,017          203,230           203,366          203,541

                                DOVER CORPORATION
                             MARKET SEGMENT RESULTS
                           (UNAUDITED) (IN THOUSANDS)

                                         Three Months Ended September 30,     Nine Months Ended September 30,
                                         --------------------------------     -------------------------------
                         SALES                 2003           2002                   2003           2002
                         -----            -----------    -----------            -----------    -----------
Diversified                               $   306,559    $   299,402            $   914,856    $   896,865
Industries                                    271,128        270,962                782,710        801,140
Resources                                     248,791        224,718                718,796        674,770
Technologies                                  329,313        269,357                895,562        770,884
Intramarket eliminations                       (2,049)        (1,988)                (6,171)        (4,798)
                                          -----------    -----------            -----------    -----------
   Net sales                              $ 1,153,742    $ 1,062,451            $ 3,305,753    $ 3,138,861
                                          ===========    ===========            ===========    ===========
                      EARNINGS
                      --------
Diversified                               $    29,911    $    36,348                 99,379        105,791
Industries                                     31,508         31,705                 87,763        108,053
Resources                                      36,954         32,919                102,772         95,757
Technologies                                   29,794          1,252                 61,022         (2,651)
                                          -----------    -----------            -----------    -----------
   Subtotal continuing operations             128,167        102,224                350,936        306,950
Corporate expense                             (12,848)        (6,678)               (29,091)       (19,627)
Net interest expense                          (15,439)       (14,626)               (47,590)       (49,134)
                                          -----------    -----------            -----------    -----------
Earnings from continuing operations,
   before taxes on income                      99,880         80,920                274,255        238,189
   Federal and other taxes on income           24,590         22,429                 67,125         65,970
                                          -----------    -----------            -----------    -----------
Net earnings from continuing operations   $    75,290    $    58,491            $   207,130    $   172,219
                                          ===========    ===========            ===========    ===========

                                DOVER CORPORATION
        CONDENSED CONSOLIDATED BALANCE SHEET AND STATEMENT OF CASH FLOWS
                           (UNAUDITED) (IN THOUSANDS)

                                                             September 30,  December 31,
BALANCE SHEET                                                    2003           2002
                                                              -----------    -----------
Assets:
Cash and cash equivalents                                     $   404,379    $   294,448
Receivables, net of allowances for doubtful accounts              778,096        669,885
Inventories                                                       630,199        595,071
Prepaid expenses & other current assets                           269,076         98,597
Property, plant & equipment, net                                  700,107        704,922
Goodwill                                                        1,684,366      1,654,883
Intangibles, net                                                  197,591        202,836
Other assets                                                      263,976        216,743
                                                              -----------    -----------
                                                              $ 4,927,790    $ 4,437,385
                                                              ===========    ===========
LIABILITIES & STOCKHOLDERS' EQUITY:
Short term debt                                               $    73,683    $    23,761
Payables and accrued expenses                                     729,559        626,029
Taxes payable                                                     353,958        211,448
Other deferrals                                                   164,602        151,225
Long-term debt                                                  1,006,033      1,030,299
Stockholders' equity                                            2,599,955      2,394,623
                                                              -----------    -----------
                                                              $ 4,927,790    $ 4,437,385
                                                              ===========    ===========


                                                             Nine Months Ended September 30,
                                                             -------------------------------
CASH FLOWS                                                        2003           2002
                                                              -----------    -----------
OPERATING ACTIVITIES:
Net earnings (loss)                                           $   216,608    $  (136,290)
Cumulative effective of change in accounting principle               --          293,049
(Earnings) loss from discontinued operations, net of tax           (9,478)        15,460
Depreciation and amortization                                     113,528        119,035
Net change (increase) decrease in assets and liabilities          (54,946)       (54,958)
Increase (decrease) in deferred and current taxes on income       (24,820)       (48,256)
Other, net                                                        (10,524)        (4,065)
                                                              -----------    -----------
  Net cash from (used in) operating activities                    230,368        183,975
                                                              -----------    -----------
INVESTING ACTIVITIES:
Capital expenditures                                              (70,576)       (69,073)
Acquisitions, net of cash                                         (31,240)       (50,827)
                                                              -----------    -----------
  Net cash from (used in) investing activities                   (101,816)      (119,900)
                                                              -----------    -----------
Financing activities:
Increase (decrease) in debt                                        25,657         (2,530)
Proceeds from interest rate swap terminations                        --            8,434
Cash dividends to stockholders                                    (85,079)       (82,112)
Purchase of treasury stock                                         (1,792)       (15,139)
Proceeds from exercise of stock options                             2,950          6,215
                                                              -----------    -----------
  Net cash from (used in) financing activities                    (58,264)       (85,132)
                                                              -----------    -----------
Effect of exchange rate changes on cash                            24,957         16,791

Net cash from (used in) discontinued operations                    14,686          2,904
Net increase (decrease) in cash & equivalents                     109,931         (1,362)
Cash & cash equivalents at beginning of period                    294,448        175,331
                                                              -----------    -----------
Cash & cash equivalents at end of period                      $   404,379    $   173,969
                                                              ===========    ===========


                                DOVER CORPORATION
                    QUARTERLY MARKET SEGMENT INFORMATION (1)


                  DOVER DIVERSIFIED
                  -----------------

                  2001                                            2002
                  1 Qtr.       2 Qtr.     3 Qtr.     4 Qtr.       1 Qtr.       2 Qtr.       3 Qtr.       4 Qtr.
                  ----------------------------------------------------------------------------------------------
Sales            $253,820    $277,898    $296,170    $290,394    $288,437    $309,026    $299,401    $295,193
Segment Earnings   20,509      35,036      22,279      18,110      30,047      39,395      36,348      27,306
Bookings          260,862     307,522     306,448     264,216     295,618     295,097     286,645     286,810
Backlog           333,050     387,081     402,552     382,728     389,383     378,735     367,180     360,081
Book to Bill         1.03        1.11        1.03        0.91        1.02        0.95        0.96        0.97
Margin                8.1%       12.6%        7.5%        6.2%       10.4%       12.7%       12.1%        9.3%


                  DOVER DIVERSIFIED
                  -----------------

                   2003
                   1 Qtr.     2 Qtr.     3 Qtr.
                 ------------------------------
Sales              $292,033   $316,264   $306,559
Segment Earnings     31,719     37,750     29,911
Bookings            293,354    317,940    308,393
Backlog             362,452    375,304    377,283
Book to Bill           1.00       1.01       1.01
Margin                 10.9%      11.9%       9.8%




                  DOVER INDUSTRIES
                  ----------------

                  2001                                                2002
                  1 Qtr.       2 Qtr.       3 Qtr.       4 Qtr.       1 Qtr.       2 Qtr.       3 Qtr.       4 Qtr.
                  --------------------------------------------------------------------------------------------------

Sales              $269,582    $279,719    $273,064    $269,339    $261,486    $268,692    $270,962    $259,774
Segment Earnings     33,609      36,634      30,679      33,130      39,197      37,151      31,705      29,895
Bookings            292,496     281,899     257,006     244,875     251,165     278,903     264,504     226,560
Backlog             174,778     193,734     178,996     156,595     147,236     161,122     155,823     122,366
Book to Bill           1.08        1.01        0.94        0.91        0.96        1.04        0.98        0.87
Margin                 12.5%       13.1%       11.2%       12.3%       15.0%       13.8%       11.7%       11.5%


                  DOVER INDUSTRIES
                  ----------------

                   2003
                   1 Qtr.       2 Qtr.     3 Qtr.
                  -------------------------------
Sales             $247,932     $263,650   $271,128
Segment Earnings    27,199       29,055     31,508
Bookings           267,188      260,586    277,866
Backlog            142,785      143,664    151,271
Book to Bill          1.08         0.99       1.02
Margin                11.0%        11.0%      11.6%




                    DOVER RESOURCES
                    ---------------

                    2001                                              2002
                    1 Qtr.       2 Qtr.     3 Qtr.       4 Qtr.      1 Qtr.      2 Qtr.      3 Qtr.     4 Qtr.
                    ---------------------------------------------------------------------------------------------
Sales              $247,719    $248,004    $238,996    $231,105    $217,186    $232,866    $224,718    $225,717
Segment Earnings     35,512      33,665      28,165      26,874      29,624      33,215      32,917      28,944
Bookings            259,125     247,049     225,128     216,442     221,794     243,251     215,612     214,359
Backlog             110,078     108,139      95,916      79,820      83,862      96,007      87,152      77,696
Book to Bill           1.05        1.00        0.94        0.94        1.02        1.04        0.96        0.95
Margin                 14.3%       13.6%       11.8%       11.6%       13.6%      14.3%       14.6%       12.8%



                        2003
                        1 Qtr.           2 Qtr.           3 Qtr.
                    --------------------------------------------

Sales                  $229,792         $240,213         $248,790
Segment Earnings         32,691           33,126           36,954
Bookings                239,688          238,371          251,556
Backlog                  86,876           87,223           90,570
Book to Bill               1.04             0.99             1.01
Margin                     14.2%            13.8%            14.9%

                  DOVER TECHNOLOGIES
                  ------------------

                    2001                                             2002
                   1 Qtr.       2 Qtr.       3 Qtr.    4 Qtr.       1 Qtr.       2 Qtr.       3 Qtr.     4 Qtr.
                   -----------------------------------------------------------------------------------------------
Sales            $407,896     $284,381    $259,078    $246,782     $228,845    $272,682    $269,356    $265,589
Segment Earnings   47,764           51     (41,262)       (932)      (6,933)      3,030       1,252     (27,689)
Bookings          303,203      219,412     189,835     229,725      240,059     287,827     257,600     261,417
Backlog           263,882      200,166     115,414     109,199      119,074     138,213     128,365     127,752
Book to Bill         0.74         0.77        0.73        0.93         1.05        1.06        0.96        0.98
Margin               11.7%        0.0%      -15.9%       -0.4%         -3.0%       1.1%        0.5%      -10.4%




                        2003
                        1 Qtr.           2 Qtr.           3 Qtr.
                   ---------------------------------------------

Sales                  $260,042         $306,207         $329,313
Segment Earnings         10,498           20,731           29,794
Bookings                276,498          312,692          332,233
Backlog                 146,415          157,821          158,146
Book to Bill               1.06             1.02             1.01
Margin                      4.0%             6.8%             9.0%



(1)  Excludes discontinued operations. 2001 includes Goodwill amortization.

                                DOVER CORPORATION
          DOVER TECHNOLOGIES - QUARTERLY MARKET SEGMENT INFORMATION (1)

                      CBAT
                      ----

                    2001                                            2002
                   1 Qtr.      2 Qtr.     3 Qtr.       4 Qtr.       1 Qtr.      2 Qtr.      3 Qtr.      4 Qtr.
                 -------------------------------------------------------------------------------------------------
Sales            $ 226,622   $ 146,179  $ 143,052   $ 130,794    $ 124,796    $ 158,686   $ 162,585   $ 152,579
Segment Earnings    15,519     (18,902    (37,558)    (11,861)     (13,256)     (10,175)     (3,307)    (28,984)
Bookings           187,630     128,884    109,179     129,237      139,474      176,574     153,193     149,231
Backlog             88,066      73,654     44,844      53,483       65,216       84,101      74,588      72,166
Book to Bill          0.83        0.88       0.76        0.99         1.12         1.11        0.94        0.98
Margin                 6.8%     -12.9%     -25.3%       -9.1%       -11.6%        -6.4%       -2.0%      -19.0%

                   2003
                   1 Qtr.        2 Qtr.     3 Qtr.
                 ----------------------------------
Sales             $ 148,883   $ 179,171   $ 204,425
Segment Earnings      1,637      10,151      19,497
Bookings            161,001     181,804     206,146
Backlog              84,953      91,153      90,553
Book to Bill           1.08        1.00        1.01
Margin                  1.1%        5.7%        9.5%


                   SEC
                   ---

                      2001                                      2002
                     1 Qtr.     2 Qtr.    3 Qtr.   4 Qtr.      1 Qtr.     2 Qtr.       3 Qtr.       4 Qtr.
                   ----------------------------------------------------------------------------------------
Sales              $138,168  $ 87,105   $ 59,220   $ 60,264   $ 53,802   $ 56,148    $ 45,786    $ 49,946
Segment Earnings     32,066    10,048      1,773      1,706     (2,657)    (1,139)     (3,446)     (4,828)
Bookings             73,792    37,309     26,304     44,627     51,305     53,999      47,916      46,036
Backlog             166,971   115,920     61,145     45,809     43,356     42,128      45,650      42,740
Book to Bill           0.52      0.43       0.44       0.74       0.94       0.96        1.05        0.92
Margin                 23.2%     11.5%       3.0%       2.8%     -3.9%      -2.0%       -8.5%       -9.7%




                     2003
                     1 Qtr.    2 Qtr.     3 Qtr.
                   -------------------------------
Sales              $ 50,315  $ 52,081   $ 51,969
Segment Earnings      3,009     1,865        772
Bookings             53,602    52,261     54,913
Backlog              46,426    46,303     49,246
Book to Bill           1.05      1.00       1.06
Margin                  6.0%      3.6%       1.5%

                  IMAJE
                  -----

                     2001                                    2002
                    1 Qtr.    2 Qtr.    3 Qtr.     4 Qtr.    1 Qtr.     2 Qtr.     3 Qtr.     4 Qtr.
                  ------------------------------------------------------------------------------------
Sales             $43,664    $52,157   $57,399    $56,470   $50,294    $57,848    $60,985    $63,063
Segment Earnings    9,488     14,227    15,196     14,640     9,507     12,453     14,525     13,360
Bookings           43,298     54,219    55,977     57,247    50,010     57,998     57,199     66,918
Backlog             9,093     10,633     9,940     10,645    10,502     11,984      8,128     12,846
Book to Bill         1.00       1.05      0.99       1.02      1.00       1.01       0.95       1.07
Margin               23.7%      27.3%     24.5%      24.9%     17.9%      22.5%      23.8%      21.2%




                     2003
                    1 Qtr.    2 Qtr.   3 Qtr.
                 -----------------------------
Sales              $60,844    $74,955  $72,919
Segment Earnings    11,233     15,821   15,814
Bookings            62,147     79,038   71,039
Backlog             15,035     20,364   18,347
Book to Bill          1.02       1.05     0.97
Margin                18.5%      21.1%    21.7%

(1)  Excludes discontinued operations. 2001 includes Goodwill amortization.